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                                                                   Exhibit 10.42


                         Amendments to the Rules of the
                  Morgan Stanley UK Group Profit Sharing Plan

1. The definition of "the Committee" set forth in Rule 1 of the Rules of the Morgan Stanley UK Group Profit Sharing Plan (the "Rules") (which Rules are included as Schedule 2 to the Trust Deed dated as of November 3, 1997 among Morgan Stanley Dean Witter & Co., Morgan Stanley UK Group and Morgan Stanley International Incorporated) is amended in its entirety to read as follows:

        "the United Kingdom Profit Sharing Committee comprising the officers and other professional employees of Office of Development, London or such other persons as the Board of Directors of the Company (or the Compensation Committee of such Board) or the board of directors of any Participating Company may designate from time to time."

2. The definition of "Eligible Employee" set forth in Rule 1 is amended by adding to the end of clause (d) thereof the following:

        "or was an employee or director of a Participating Company at any time within the 18 months preceding the relevant Appropriation Date."


3.  Clause (v) of Rule 4(a) is amended in its entirety to read as follows:

        "unless the Committee determines otherwise, no Shares shall be appropriated in respect of a Qualifying Period to any individual (including any individual who was an Eligible Employee at the time such individual returned a completed Letter of Acceptance pursuant to Rule 3(b)) who was not a director or employee of a Participating Company on the relevant Qualification Date, and promptly following the relevant Qualification Date the Committee shall if necessary notify the Trustees of the identity of any such individuals to whom Shares shall not be appropriated."